As Filed with the Securities and Exchange Commission on November 16, 2011

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROGRESS ENERGY, INC.

(Exact name of registrant as specified in its charter)

North Carolina	56-2155481
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

410 South Wilmington Street
Raleigh, North Carolina 27601
(919) 546-6111

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MARK F. MULHERN

Senior Vice President and Chief Financial Officer

410 South Wilmington Street

Raleigh, North Carolina 27601

(919) 546-6111

(Name and address, including zip code, and telephone number, including area code, of agent for service)

It is respectfully requested that the Commission send copies of all notices, orders and communications to:

TIMOTHY S. GOETTEL, ESQ.

Smith, Anderson, Blount, Dorsett,

Mitchell & Jernigan, L.L.P.

150 Fayetteville Street, Suite 2500

Raleigh, North Carolina 27601

(919) 821-1220

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Unit	Offering Price	Fee
Common Stock of Progress Energy, Inc. (for issuance under the Progress Energy Investor Plus Plan)	10,000,000 (1)	$52.755(2)	$527,550,000(2)	$60,457.23

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, upon the basis of the average of the high and low sale prices as reported on the New York Stock Exchange on November 9, 2011, which average was $52.755.

PROSPECTUS

Progress Energy, Inc.

PROGRESS ENERGY INVESTOR PLUS PLAN

Direct Stock Purchase and Dividend Reinvestment Plan

The Progress Energy Investor Plus Plan (the “Plan”) provides a simple and convenient way for current and potential investors to purchase shares of our Common Stock. The Plan also provides holders of our Common Stock and holders of preferred stock of our subsidiary companies with a simple and convenient method of purchasing shares of our Common Stock through the reinvestment of their quarterly dividends. The Plan offers:

●	Automatic reinvestment of some or all of your cash dividends.
●	Initial purchase of Common Stock or purchase of additional shares of Common Stock.
●	“Safekeeping” in book-entry form of your Common Stock at no cost.

This prospectus relates to 10,000,000 shares of our Common Stock.

You do not have to be a current shareholder to participate in the Plan. You can purchase your first shares of our Common Stock by making an initial investment of not less than $250 and not more than $25,000. In certain circumstances, we may permit greater investments.

Shares purchased for participants’ accounts under the Plan will be purchased on the open market by our  Plan Administrator, Computershare Trust Company, N.A., (“Computershare”) or acquired directly from us as original  issue shares.

The purchase price of the shares of Common Stock purchased on the open market under the Plan will be the weighted average price (including processing fees) of all shares acquired by the Independent Agent (as described below) for the Plan during an Investment Period (as described below).

The purchase price of original issue shares of Common Stock issued and sold by us under the Plan in connection with dividend reinvestments and optional purchases up to the maximum monthly amount will be the average of the high and low sale prices for the Common Stock on the New York Stock Exchange (“NYSE”) Composite Transaction Report on the Investment Date or Dividend Payment Date (as described below). The purchase price of shares of Common Stock sold by us pursuant to Requests for Waiver (as described below) will be the volume weighted average price of our Common Stock over a pricing period (as described below).

Our Common Stock is listed on the NYSE and trades under the ticker symbol “PGN.”   Our principal executive offices are located at 410 South Wilmington Street, Raleigh, North Carolina 27601.  Our telephone number is (919) 546-6111.

Investing in our Common Stock involves risks. Before buying our Common Stock, you should refer to the risk factors included in our periodic reports, in any prospectus supplement hereto and in other information that we file with the Securities and Exchange Commission. See “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 16, 2011.

TABLE OF CONTENTS

RISK FACTORS	1
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS	2
OUR BUSINESS	4
USE OF PROCEEDS	4
WHERE YOU CAN FIND MORE INFORMATION	4
DOCUMENTS INCORPORATED BY REFERENCE	4
COMMON QUESTIONS ABOUT THE PLAN	5
PROGRESS ENERGY INVESTOR PLUS PLAN	7
Plan Administration	7
Enrollment	8
Dividend Reinvestment	8
Optional Cash Investments	9
Purchase of Shares	13
Sale of Shares	14
Safekeeping of Stock Certificates in Book-Entry Form	15
Gifts or Transfers of Shares	15
Issuance of Certificates	16
Pledging of Shares	16
Statements of Account	16
Summary of Participation Fees	17
Termination of Participation	17
Death of a Plan Participant	18
Other Information About the Plan	18
U.S. FEDERAL INCOME TAX INFORMATION	19
PLAN OF DISTRIBUTION	20
EXPERTS	21
LEGAL MATTERS	21

No person has been authorized to give any information or to make any representations not contained in this prospectus and, if given or made, such information or representations must not be relied upon. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof. This prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which said offer or solicitation is not qualified or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

i

RISK FACTORS

Investing in our common stock involves certain risks. Potential investors are urged to read and consider the risk factors and other disclosures relating to an investment in our securities described in any applicable prospectus supplement or free writing prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2010, as updated by our subsequent filings under the Securities Exchange Act of 1934, and other reports and documents we file with the Securities and Exchange Commission after the date of this prospectus and that are incorporated by reference herein. You should consider carefully those risks as well as other information contained in this prospectus, any applicable prospectus supplement, the documents incorporated by reference herein or therein, and in any free writing prospectuses that we have authorized for use, before deciding whether to purchase any of our common stock. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock, and you may lose all or part of your investment.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This prospectus, any supplement hereto, any free writing prospectus and the documents incorporated by reference herein or therein contain or will contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed throughout this prospectus, any supplement hereto, and any free writing prospectus and in the documents incorporated by reference herein or therein that are not historical facts are forward looking and, accordingly, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Any forward-looking statement is based on information current as of the date of this prospectus and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following:

●

our ability to obtain the approvals required to complete the pending merger with Duke Energy Corporation (the “Merger”) and the impact of compliance with material restrictions or conditions potentially imposed by our regulators;

●	the risk that the Merger is terminated prior to completion and results in significant transaction costs to us;
●	our ability to achieve the anticipated results and benefits of the Merger;
●	the impact of business uncertainties and contractual restrictions while the Merger is pending;
●

the scope of necessary repairs of the delamination of Progress Energy Florida, Inc.’s Crystal River Unit No. 3 Nuclear Plant could prove more extensive than is currently identified, such repairs could prove not to be feasible, the costs of repair and/or replacement power could exceed our estimates and insurance coverage or may not be recoverable through the regulatory process;

●	the impact of fluid and complex laws and regulations, including those relating to the environment and energy policy;
●	our ability to recover eligible costs and earn an adequate return on investment through the regulatory process;
●	the ability to successfully operate electric generating facilities and deliver electricity to customers;
●	the impact on our facilities and businesses from a terrorist attack, cyber security threats and other catastrophic events;
●

the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our regulated service territories and the accompanying regulatory and financial risks;

●	our ability to meet current and future renewable energy requirements;
●	the inherent risks associated with the operation and potential construction of nuclear facilities, including environmental, health, safety, regulatory and financial risks;
●	the financial resources and capital needed to comply with environmental laws and regulations;
●	risks associated with climate change;

●	weather and drought conditions that directly influence the production, delivery and demand for electricity;
●	recurring seasonal fluctuations in demand for electricity;
●	the ability to recover in a timely manner, if at all, costs associated with future significant weather events through the regulatory process;
●	fluctuations in the price of energy commodities and purchased power and our ability to recover such costs through the regulatory process;
●	our ability to control costs, including operations and maintenance expense (O&M) and large construction projects;
●	the ability of our subsidiaries to pay upstream dividends or distributions to us;
●	current economic conditions;
●	the ability to successfully access capital markets on favorable terms;
●	the stability of commercial credit markets and our access to short- and long-term credit;
●	the impact that increases in leverage or reductions in cash flow may have on us;
●	our ability to maintain our current credit ratings and the impacts in the event such credit ratings are downgraded;
●	the investment performance of our nuclear decommissioning trust funds;
●	the investment performance of the assets of our pension and benefit plans and resulting impact on future funding requirements;
●	the impact of potential goodwill impairments;
●	our ability to fully utilize tax credits generated from the previous production and sale of qualifying synthetic fuels under Internal Revenue Code Section 29/45K; and
●	the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements.

Many of these risks similarly impact our subsidiaries.

These and other risk factors are detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”). Many, but not all, of the factors that may impact actual results are discussed in the Risk Factors section in our most recent annual report on Form 10-K, which is updated for material changes, if any, in our other SEC filings and in our other SEC filings. All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can management assess the effect of each such factor on us.

OUR BUSINESS

We are a public utility holding company primarily engaged in the regulated electric utility business. We were incorporated in August 1999 under the laws of the State of North Carolina. We operate primarily through regulated utility businesses, which include:

●

Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc., a regulated public utility founded in 1908, which is engaged in the generation, transmission, distribution and sale of electricity within an approximately 34,000 square mile service area in portions of North Carolina and South Carolina; and

●

Florida Power Corporation d/b/a Progress Energy Florida, Inc., a regulated public utility founded in 1899, which is engaged in the generation, transmission, distribution and sale of electricity within an approximately 20,000 square mile service area in portions of Florida.

Our principal executive offices are located at 410 South Wilmington Street, Raleigh, North Carolina 27601. Our telephone number is (919) 546-6111. References in this prospectus to “Progress Energy,” “we,” “us,” “our” or similar terms mean Progress Energy, Inc.

USE OF PROCEEDS

If we issue original shares of Common Stock to purchasers under the Plan, we will use the proceeds from the sale for general corporate purposes. If shares are purchased by the Independent Agent in the open market, we will not receive any proceeds.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filing number is 1-15929. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. Our Common Stock is listed on the NYSE under the ticker symbol “PGN.” You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Additionally, information about us and our SEC filings is available on our web site at www.progress-energy.com. The contents of our web site do not constitute a part of this prospectus or any prospectus supplement hereto.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities being registered; provided, however, that, unless we specifically state otherwise, we are not incorporating by reference any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K or in certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

●	Our Annual Report on Form 10-K for the year ended December 31, 2010.
●	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2011.

●

Our Current Reports on Form 8-K filed on January 10, January 18, January 21, February 25, March 15, March 21, April 4, May 16 (as amended June 23), June 27, June 28, July 7, July 15, July 18, August 23, August 25, September 2, October 4, October 11 and November 3, 2011.

●

The description of our Common Stock included in our Registration Statement on Form 8-A (File No. 1-15929), dated June 6, 2000, and included under the heading “Description of Holdings’ Capital Stock” in our Registration Statement on Form S-4 (File No. 333-86243), dated August 31, 1999.

We will furnish, without charge to you, copies of any or all of the documents incorporated by reference herein upon request by writing or calling us as the following address:

Progress Energy, Inc.

Investor Relations

410 South Wilmington Street

Raleigh, North Carolina 27601

Telephone: (919) 546-7474

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

COMMON QUESTIONS ABOUT THE PLAN

1.

Who is eligible to participate in the Plan?

The persons eligible to participate in the Plan include: all U.S. citizens; corporations, partnerships or other entities incorporated or domiciled in the U.S.; and our existing shareholders. Persons who are not U.S. citizens may also participate in the Plan under certain circumstances. See “Enrollment” on page 8.

2.

How do I enroll in the Plan?

If you do not currently own any of our Common Stock, you can join the Plan by completing an Enrollment Form and returning it with an initial cash investment of at least $250 to the Plan Administrator, or you can enroll online at www.computershare.com/investor. If you already own our Common Stock and are a shareholder of record on our books, you may join the Plan by completing an Enrollment Form, indicating your reinvestment election and returning it to the Plan Administrator. See “Enrollment” on page 8.

3.

May I reinvest the dividends on my Common Stock if I enroll in the Plan?

Yes. You may elect to have all or a portion of the cash dividends on your Common Stock automatically reinvested toward the purchase of additional shares of our Common Stock. See “Dividend Reinvestment” on page 8.

4.

May I purchase additional shares of Common Stock through the Plan from time to time?

Yes. You may invest up to $25,000 each month in shares of Common Stock. The minimum initial cash investment is $250, and any subsequent optional cash investment, once you have enrolled in the Plan, must be no less than $50.

Optional investments in excess of $25,000 per month may be made only after submission to us of a written request, which we refer to as a “Request for Waiver,” and after we have given our written approval, which we may grant or refuse to grant in our sole discretion. You may make optional investments occasionally or at regular intervals, as you desire. See “Optional Cash Investments” on page 9.

5.

Does the Plan account for fractional shares?

Yes. Your optional cash investments and reinvested dividends will be fully invested, and your account will be credited with the appropriate number of shares, including fractional shares.

6.

Does the Plan provide a “safekeeping” service?

Yes. You may deposit certificates representing our Common Stock into your Plan account for “safekeeping,” so that the shares will instead be accounted for in book-entry form. You can elect this service without participating in any other feature of the Plan.  There is no fee for this service. See “Safekeeping of Stock Certificates in Book-Entry Form” on page 15.

7.

May I sell the shares I hold in the Plan?

Yes. You may sell any or all of the shares of Common Stock that are credited to your Plan account. You may sell shares either by a market order or a batch order. For a batch order sale, a processing fee and any required tax withholdings or transfer taxes will be deducted from the proceeds that you receive from the sale. In addition to the aforementioned, a market order sale will also incur a sales fee that will be deducted from the proceeds that you receive. For additional information on whether to sell your shares through a market order or a batch order see “Sale of Shares” on page 14.

8.

May I gift or transfer shares from my plan account?

Yes. You may transfer all or a portion of the shares in your Plan account to another person, whether or not that person is a participant in the Plan. If that person is not a participant, you must transfer a whole number of shares (not fractional shares). There is no fee for this service. See “Gifts or Transfers of Shares” on page 15.

9.

Will I receive a statement of my account?

Yes. You will receive a statement shortly after every transaction in your Plan account. Plan account transactions include, but are not limited to, initial or optional cash investments, reinvestment of dividends and deposits, transfers or withdrawals of shares. You may also request a statement for your account at any time by contacting the Plan Administrator. See “Statements of Account” on page 16.

10.

What are the fees when I participate in the Plan?

If you make an initial investment, an optional cash investment or acquire shares through dividend reinvestment, there may be processing fees and fees for the acquisition of shares. There are no fees if we satisfy the requirements of Plan participants by issuing original issue shares of Common Stock. If we satisfy the requirements of Plan participants by purchasing shares of Common Stock in the open market through an Independent Agent, there is a processing fee. If you sell shares held in your Plan account, a processing fee will be deducted from the net proceeds. Certain other special fees, such as a $25 fee for returned checks, may also apply. See “Summary of Participation Fees” on page 17.

PROGRESS ENERGY INVESTOR PLUS PLAN

Plan Administration

We have designated Computershare Trust Company, N.A. (“Computershare”) as Plan Administrator for the Plan. The Plan Administrator will receive optional cash investments, direct the purchase and sale of shares of Common Stock for Plan participants, keep records, send statements and perform other duties required by the Plan.

The Plan Administrator also serves as transfer agent, registrar and dividend paying agent for our Common Stock.

The Plan Administrator will also appoint an Independent Agent to act on behalf of Plan participants in buying Common Stock in the open market. The Independent Agent will also sell shares of Common Stock held in the Plan for Plan participants. See “Purchase of Shares” on page 13 and “Sale of Shares” on page 14.

Inquiries: Plan Administrator Computershare.   You should contact Computershare with questions concerning the Plan or about your account, as follows:

Toll-free: 1-866-290-4388 Customer service representatives are available Monday through Friday between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, except on market holidays.

In writing:

Progress Energy Investor Plus Plan

c/o Computershare Trust Company, N.A.

P. O. Box 43078

Providence, RI 02940-3078

On the internet: www.computershare.com/investor

Inquiries: Progress Energy, Inc. Shareholder Relations. To request information about us, or if you have any comments regarding the Plan, you should contact Progress Energy, Inc. Shareholder Relations:

By phone:

(919) 546-3014

In writing:

Progress Energy Shareholder Relations

P. O. Box 1551

Raleigh, NC  27602-1551

By fax:

(919) 546-2859

By Email:

shareholder.relations@pgnmail.com

Initial and Optional Cash Investments. Send initial cash investments of at least $250 to:

Progress Energy Investor Plus Plan

c/o Computershare Trust Company, N.A.

P. O. Box 43078

Providence, RI 02940-3078

Send optional cash payments of at least $50 per payment to:

Progress Energy Investor Plus Plan

c/o Computershare Trust Company, N.A.

P.O. Box 6006

Carol Stream, IL 60197-6006

Make your check payable to Computershare - Progress Energy in U.S. dollars drawn on a U.S. bank. If you are not in the United States, contact your bank to verify that it can provide you with a check that clears through a U.S. bank and that the dollar amount printed is in U.S. funds. Due to the longer clearance period, the Plan Administrator is unable to accept checks that clear through non-U.S. banks. For subsequent optional cash investments, please use the cash investment form attached to your statement to facilitate processing.

Enrollment

You are eligible to participate in the Plan if you are a U.S. citizen; corporation, partnership or other entity incorporated or domiciled in the U.S.; or one of our existing shareholders. Any person who is not a U.S. citizen may also participate in the Plan if there are no laws or governmental regulations that would prohibit such person from participating or that would affect the terms of the Plan. We reserve the right to terminate participation of any participant if we deem it advisable under any foreign laws or regulations.

If you do not currently own any of our Common Stock or preferred stock of one of our subsidiaries, you may join the Plan by completing an Enrollment Form (which you can access in the “Buy Stock Direct” section at www.computershare.com/investor) and returning it to the Plan Administrator together with a check payable to Computershare-Progress Energy in the amount of at least $250 or enroll online at www.computershare.com/investor (by accessing the “Buy Stock Direct” section of the website). Any initial investment greater than $25,000 will require you to submit to us a Request for Waiver and to receive our prior approval, which we may grant or refuse to grant in our sole discretion.

All checks must be in U.S. dollars and drawn on a U.S. bank. There is no initial enrollment fee. The Plan Administrator will arrange for the purchase of shares for your account but will not pay interest on amounts held pending investment. After the initial shares are purchased, a statement will be mailed to you.

If you already own our Common Stock or preferred stock of one of our subsidiaries and the shares are registered in your name, you may join the Plan by completing an Enrollment Form and returning it to the Plan Administrator or by contacting the Plan Administrator at 1-866-290-4388. You can also enroll online at www.computershare.com/investor.

If your shares are held in a brokerage, bank or other intermediary account (i.e., in “street name”), you may participate in the Plan by either instructing your broker, bank or other intermediary account to have your shares transferred into your name and then enrolling in the Plan, or requesting that your broker, bank or other intermediary account participate in the Plan on your behalf. You should review this prospectus thoroughly before enrolling in the Plan.

Dividend Reinvestment

Options. The Enrollment Form allows you to choose one of the three options listed below regarding your dividends. If not otherwise specified on the appropriate form, your account will automatically be set up for full dividend reinvestment. You can change your reinvestment decision at any time by notifying the Plan Administrator.

An initial investment option or an investment option change may not apply to a particular dividend if your Enrollment Form is not received by the Plan Administrator prior to the record date for that dividend. The dividend record date (the date on which a person or entity must be a registered shareholder of our Common Stock in order to receive dividends) is currently on or about the 10th day of January, April, July and October, but you are encouraged to call the Plan Administrator to determine the exact date.

Your dividend options under the plan are:

●

Full Dividend Reinvestment: The cash dividends, minus any withholding tax, on all shares registered in your name in stock certificate form and/or credited to your account will automatically be fully reinvested in additional shares of our Common Stock.

●

Partial Dividend Reinvestment: This option allows you to receive a check or electronic deposit of cash dividends, minus any withholding tax, based on a specified number of full shares registered in your name in stock certificate form and/or credited to your account. The cash dividend on the remaining shares will be reinvested in additional shares of our Common Stock. This option allows you to receive a fixed amount of cash each quarter (assuming the dividend stays the same).

●

Cash Dividends: None of your cash dividends will be reinvested. You will receive a check or electronic  deposit for the full amount of cash dividends, minus any withholding tax, paid on the shares registered in your name in stock certificate form and/or credited to your Plan account.

Purchases of shares of Common Stock made with reinvested dividends will begin three business days before the Dividend Payment Date and will continue until all purchases for that Dividend Payment Date are completed. Shares of Common Stock purchased on the open market will be credited to participating accounts as of the last day on which all purchases for the Dividend Payment Date are completed. Shares issued and sold by us will be credited on the Dividend Payment Date.

Deposit Cash Dividends Electronically. If you choose partial dividend reinvestment or full cash payout of dividends, you can have your cash dividends deposited directly into your bank account, instead of receiving a check by mail. To have your dividends deposited electronically, you must complete and return an Enrollment Form, which can  be  obtained  from  the  Plan Administrator  by  calling 1-866-290-4388,  or  you  can  enroll  online  at www.computershare.com/investor. Please allow 30 days from the date of receipt of the completed form for the direct deposit to be established. You may also change your designated bank account for direct deposit or discontinue this feature by notifying the Plan Administrator in writing or online at www.computershare.com/investor.

Optional Cash Investments

You can purchase shares of our Common Stock by using the Plan’s optional cash investment feature. To purchase shares using this feature, you must invest at least $50 at any one time (at least $250 for an initial investment if you are not already a shareholder), but you cannot invest more than $25,000 monthly, except as described below under “Optional Investments Over Maximum Monthly Amount.” Any optional cash investment of less than $50 (or less than $250 for an initial investment if you are not already a shareholder) and the portion of any optional cash investment or investments totaling more than $25,000 monthly, except for optional investments made pursuant to Requests for Waiver approved by us, will be returned to you without interest. You have no obligation to make any optional cash investments under the Plan.

Investment Dates. Purchases of shares of Common Stock made with initial cash payments from enrolling investors and with optional cash payments from current shareholders will begin on an Investment Date which will be the 1st and 15th of each month (if this date is not a trading day on the NYSE, then the Investment Date will be the next trading day), except that an Investment Date for optional cash investments pursuant to Requests for Waiver that we have approved will occur only once a month, if at all, on a day that we set at the beginning of the month.

The Plan Administrator must receive optional cash investments, other than optional investments pursuant to Requests for Waiver, no later than two business days before the Investment Date for those investments to be invested in our Common Stock beginning on that Investment Date. Otherwise, the Plan Administrator may hold those funds and invest them beginning on the next Investment Date. No interest will be paid on funds held by the Plan Administrator pending investment. Accordingly, you may wish to transmit any optional cash investments so that they reach the Plan Administrator shortly—but not less than two business days—before the Investment Date. This will minimize the time period during which your funds are not invested. Participants have an unconditional right to obtain the return of any cash payment up to five business days prior to the Investment Date by sending a written request to the Plan Administrator.

Method of Payment. Your payment options under the Plan are as follow:

●

By Check: You may make optional cash investments up to the maximum monthly amount by sending the Plan Administrator a check in U.S. dollars drawn on a U.S. bank and made payable to Computershare -Progress Energy. If you are not in the United States, contact your bank to verify that it can provide you with a check that clears through a U.S. bank and that the dollar amount printed is in U.S. funds. Due to the longer clearance period, the Plan Administrator is unable to accept checks that clear through non-U.S. banks. The Plan Administrator will not accept cash, money orders, traveler’s checks or third party checks. To facilitate processing of your investment, please use the payment form attached to your statement.  Mail your investment and payment form in the envelope provided.

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By Online Investment: You may make optional cash investments online through the Investor Centre section of the Plan Administrator’s web site, www.computershare.com/investor. In order to purchase shares online, you must authorize the withdrawal of funds from your bank account.

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By Automatic Withdrawal from Your Bank Account: If you wish to make regular monthly purchases, you can authorize an automatic monthly withdrawal from your bank account by completing and submitting  to  the  Plan  Administrator  an  Enrollment  Form,  or  you  can  enroll  online  at www.computershare.com/investor. This feature enables you to make ongoing investments without writing checks. Funds will be deducted from your account on the 23rd day of each month. If this date is not a trading day on the NYSE, then the funds will be deducted on the next trading day. Those funds will be invested beginning on the next Investment Date. To be effective for a given month, a new Enrollment Form for automatic bank draft must be received by the Plan Administrator before the last business day of the prior month. You must notify the Plan Administrator in writing at least seven business days before the next scheduled cash withdrawal to change or terminate an automatic withdrawal.

A $25 fee will be assessed if any check or deposit is returned unpaid, or if an automatic withdrawal from your bank account fails due to insufficient funds. This fee and any other incidental costs associated with the insufficient funds will be collected by the Plan Administrator through the sale of an appropriate number of shares from your Plan account. The Plan Administrator will consider the respective request for optional investment null and void and will immediately remove any shares already credited to your account in anticipation of receiving those funds. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Administrator may sell additional shares from your account as necessary to satisfy the uncollected balance.

Optional Investments Over Maximum Monthly Amount. Optional cash investments in excess of $25,000 per month (including any initial investments in excess of $25,000) may be made only by investors that submit Requests for Waiver that are approved by us. Any investor that submits a Request for Waiver that is not already a Plan participant and whose Request for Waiver is approved by us must submit a completed Enrollment Form along with the investor’s optional investment payment.

We may not accept Requests for Waiver each month. Investors who wish to make optional investments in excess of $25,000 per month should telephone us on the first day of the month at (919) 546-7753 to determine (by a prerecorded message) if we are accepting Requests for Waivers that month. We must receive a Request for Waiver no later than 2:00 p.m., Eastern Time, on the second business day prior to the first business day of the relevant pricing period, and the Plan Administrator must receive good funds relating to such Request for Waiver by wire transfer no later than 2:00 p.m. Eastern Time on the first business day prior to the first day of the applicable pricing period.

For optional cash investments that exceed $25,000 per month, we must receive any Requests for Waiver by facsimile at fax number (919) 546-7826 no later than 2:00 p.m. Eastern Time on the second business day before the first day of the relevant “pricing period,” as described below. We will notify any investors whose Requests for Waiver have been approved of such approvals by 9:00 a.m. Eastern Time on the first business day before the first day of the applicable pricing period.

We have sole discretion to grant or to refuse to grant a Request for Waiver. In deciding whether to grant a Request for Waiver, we will consider relevant factors, including:

●	whether the Plan is then purchasing newly issued shares of our Common Stock or is purchasing shares of our Common Stock in the open market;
●	our need for additional funds;
●	the attractiveness of obtaining those funds through the sale of our Common Stock under the Plan in comparison to other sources of funds;
●	the purchase price likely to apply to any sale of our Common Stock under the Plan;
●	the party submitting the request, including the extent and nature of that party’s prior participation in the Plan and the number of shares that party holds of record; and
●	the aggregate amount of optional investments in excess of $25,000 for the month for which Requests for Waiver have been submitted.

If Requests for Waiver are submitted for any Investment Date for a total amount greater than the amount we are then willing to accept, we may honor those requests on any basis that we, in our sole discretion, consider appropriate.

Pricing Period. The purchase price of shares of our Common Stock purchased pursuant to a Request for Waiver will be determined using the NYSE volume weighted average price, rounded to four decimal places, of our Common Stock obtained from Bloomberg L.P. for the trading hours from 9:30 a.m. to 4:00 p.m. Eastern Time (through and including the NYSE closing price) for each trading day during the relevant “pricing period” assuming the threshold price is met each day, less any applicable waiver discount as described below, calculated pro rata on a daily basis. You should telephone us at (919) 546-7753 and listen to the prerecorded message for information on how many days are in the pricing period. For example, if a cash investment of $10 million is made pursuant to an approved Request for Waiver for a pricing period of 10 trading days, the total number of shares that an investor will purchase on each trading day will be calculated by taking a pro rata portion of the total cash investment for each day of the pricing period, which would be $1 million, and dividing it by the NYSE volume weighted average price, rounded to four decimal places, obtained from Bloomberg L.P. for the trading hours from 9:30 a.m. to 4:00 p.m. Eastern Time for each such day of the pricing period, less any applicable waiver discount. On the last day of the pricing period, or the last day of any extended pricing period, if applicable, the total investment amount of $10 million will be divided by the total number of shares assigned to each of the 10 days (assuming the threshold price is met) to establish the per share purchase price. Any applicable waiver discount will be applied to the per share purchase price. The allocation of the shares will occur as soon as practicable, but no later than five business days after the Investment Date, which is the last day of the pricing period or any extended pricing period.

The Plan Administrator will apply all optional investments pursuant to Requests for Waiver that are approved by us and that are received by the Plan Administrator by wire transfer on or before 2:00 p.m. Eastern Time on the first business day before the first day of the relevant pricing period to the purchase of shares of our Common Stock on each trading day of the applicable pricing period. All such optional investments received after 2:00 p.m. Eastern Time on the first business day before the first day of the relevant pricing period will be returned without interest.

Threshold Price.  We may, in our sole discretion, establish for any pricing period a “threshold price” applicable to optional investments made pursuant to Requests for Waiver. The threshold price will be the minimum price applicable to purchases of our Common Stock pursuant to Requests for Waiver during the applicable pricing period. At least two business days before the first day of the applicable pricing period, we will determine whether to establish a threshold price and, if a threshold price is established, its amount, and will notify the Plan Administrator. We will make that determination, in our sole discretion, after a review of current market conditions, the level of participation in the Plan and our current and projected capital needs.

If established for any pricing period, the threshold price will be stated as a dollar amount that the NYSE volume weighted average price, rounded to four decimal places, of our Common Stock obtained from Bloomberg L.P. for the trading hours from 9:30 a.m. to 4:00 p.m. Eastern Time (through and including the NYSE closing price) must equal or exceed on each trading day of the relevant pricing period. In the event that the threshold price is not satisfied for a trading day in the pricing period, or there are no trades of our Common Stock reported by the NYSE for a trading day, then that trading day will be excluded from the pricing period with respect to optional cash investments made pursuant to Requests for Waiver, and all trading prices for that day will be excluded from the determination of the purchase price.  For example, if the threshold price is not satisfied for two of the ten trading days in a pricing period, then the purchase price will be based upon the remaining eight trading days on which the threshold price was satisfied.

We may elect to activate for any given pricing period a pricing period extension feature that provides that the initial pricing period will be extended by the number of days that the threshold price is not satisfied, or on which there are no trades of our Common Stock reported by the NYSE, subject to a maximum of five trading days. If we elect to activate the pricing period extension and if the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period in lieu of the day on which the threshold price was not met or trades of our Common Stock were not reported. For example, if we elect to activate the pricing period extension and the threshold price is not satisfied for three of ten trading days during an initial pricing period, the pricing period will be extended by three days. If the threshold price is satisfied on any of the next three trading days, then those conforming days will be included in the pricing period.

Assuming two of the three extended pricing period days conform to the threshold price, then only one day of ratable proceeds will be returned to you (as described below). The purchase price will be based upon nine out of ten days (all conforming trading days included in the initial and extended pricing periods).

A portion of each optional investment made pursuant to a Request for Waiver will be returned for each trading day during a pricing period or extended pricing period, if applicable, on which the threshold price is not satisfied and for each trading day on which no trades of our Common Stock are reported on the NYSE. The returned amount will equal the daily pro rata amount of the optional investment multiplied by the number of trading days that the threshold price is not satisfied or trades of our Common Stock are not reported on the NYSE. For example, if the threshold price is not satisfied or if no sales are reported for one of ten trading days in a pricing period, one-tenth of the optional investment will be returned without interest. Any uninvested funds will be returned without interest within five business days after the last day of the pricing period or, if applicable, the extended pricing period.

The establishment of the threshold price and the possible return of a portion of the investment in the event a threshold price is not satisfied apply only to optional investments made pursuant to Requests for Waiver. Setting a threshold price for a pricing period will not affect the setting of a threshold price for any subsequent pricing period.

We may waive our right to set a threshold price for any pricing period. Neither we nor the Plan Administrator will be required to provide any written notice of the threshold price for any pricing period.

Waiver Discount. We may, in our sole discretion, establish a “waiver discount” of up to 4% from the market price applicable to optional investments made pursuant to Requests for Waiver. The waiver discount may vary for different Investment Dates but will apply uniformly to all optional investments made pursuant to Requests for Waiver with respect to a particular Investment Date. We will determine, in our sole discretion, whether to establish a waiver discount after a review of current market conditions, the level of participation in the Plan and our current and projected capital needs. At least two business days before the first day of the applicable pricing period, we will determine whether to establish a waiver discount and, if a waiver discount is established, its amount, and will notify the Plan Administrator. Neither we nor the Plan Administrator will be required to provide any written notice of the waiver discount, if any, for any pricing period.

You may ascertain the threshold price and the waiver discount for any given pricing period by telephoning us at (919) 546-7753 at any time after 8:00 a.m. Eastern Time on the second business day before the first day of the relevant pricing period.

Optional investments that do not exceed $25,000 per month, as well as dividend reinvestments, will not be subject to a waiver discount or a threshold price.

Purchase of Shares

Source of Shares. Shares of Common Stock needed to meet the requirements of the Plan for optional cash investments and dividend reinvestments will either be purchased in the open market, by an Independent Agent, or issued directly by us.

Pricing of Shares Purchased in the Open Market.  If we elect to satisfy the requirements of the Plan participants through shares purchased in the open market, the price per share will be the weighted average price of all shares purchased by the Independent Agent for the applicable Investment Period, plus a processing fee.

Pricing of Original Issue Shares. If we elect to satisfy the requirements of the Plan participants for dividend investments or for optional investments not exceeding $25,000 per month with original issue shares, the price of such shares will be 100% of the average of the high and low sales price of our Common Stock on the NYSE Composite Transaction Report on the respective Dividend Payment Date or Investment Date. No processing fee will be charged. In the event that the Investment Date or Dividend Payment Date is not a trading day on the NYSE or no trading is reported for that trading day, we may determine the purchase price on the basis of market quotations as deemed appropriate. The price of original issue shares of Common Stock purchased pursuant to Requests for Waiver is described above under “Optional Cash Investments - Optional Investments Over Maximum Monthly Amount.”

Timing and Control. The Plan Administrator will make arrangements with an Independent Agent to use initial and optional cash investments to purchase shares of Common Stock during the relevant Investment Period, and to use reinvested dividends to purchase shares on a quarterly basis. Purchases may be made over a number of days to meet the requirements of the Plan. No interest will be paid on funds held by the Plan Administrator pending investment. The Independent Agent may commingle your funds with those of other participants in the Plan for purposes of executing purchase transactions.

Because the Plan Administrator will arrange for the purchase of shares on behalf of the Plan through an Independent Agent, neither we nor any participant in the Plan has the authority or power to control either the timing or pricing of the shares purchased. Therefore, you will not be able to precisely time your purchases through the Plan, and you will bear the market risk associated with fluctuations in the price of our Common Stock. That is, if you send in an initial or optional cash investment, it is possible that the market price of our Common Stock could go up or down before the Plan Administrator arranges to purchase stock with your funds. The Independent Agent will use its best efforts to apply all funds to the purchase of shares before the next Investment Date, subject to any applicable requirements of federal or state securities laws. We reserve the right to designate an exclusive broker to purchase the shares on the open market.

Sale of Shares

You can sell any number of shares held in your Plan account by notifying the Plan Administrator. You have two choices when making a sale, depending on how you submit your sale request as follows:

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Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor, through the Investor Centre or by calling the Plan Administrator directly at 1-866-290-4388. Market order sale requests received at www.computershare.com/investor, through the Investor Centre or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next day the market is open. The price shall be the market price of the sale obtained by the Plan Administrator’s Independent Agent, less a service fee of $25 and a processing fee of $0.035 per share sold.

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Batch Order: A batch order is an accumulation of sales requests submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Batch order sales are available at www.computershare.com/investor, through Investor Centre or by calling the Plan Administrator directly at 1-866-290-4388. All sales requests received in writing will be submitted as a batch order sale. The Plan Administrator will cause your shares to be sold on the open market within five business days of receipt of your request. To maximize cost savings for batch orders sale requests, the Plan Administrator will seek to sell shares in rounded lot transactions. For this purpose the Plan Administrator may combine each selling Plan participant’s shares with those of other selling Plan participants. In every case of a batch order sale, the price to each selling Plan participant shall be the weighted average sale price obtained by the Plan Administrator’s Independent Agent for each aggregate order placed by the Plan Administrator and executed by the Independent Agent, less a processing fee of $0.035 per share sold.

The Plan Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold, and no one, other than the Plan Administrator will select the Independent Agent(s) through or from whom sales are to be made.

Because the Plan Administrator will arrange for the sale of shares through an Independent Agent, neither we nor any Plan participant has the authority or power to control either the timing or the pricing of shares sold. Therefore, you will not be able to precisely time your sales through the Plan, and you will bear the market risk associated with fluctuations in the price of our Common Stock. That is, if you send in a request for a sale, it is possible that the market price of our Common Stock could go up or down before the sale is completed. If you prefer to have control over the exact price and timing of your sale, you can choose to withdraw the shares you wish to sell and conduct the transaction through a stockbroker of your choice. See “Issuance of Certificates” on page 16.

Please note that if your total holdings fall below one share, the Plan Administrator may liquidate the fractional share, remit the proceeds to you, less any applicable commission and fees, and close your Plan account.

Safekeeping of Stock Certificates in Book-Entry Form

Shares of our Common Stock that you buy under the Plan will be maintained in your Plan account in book-entry form. In addition, you may also deposit any other shares of our Common Stock that you hold in certificate form into the Plan for “safekeeping” to be held in book-entry form, at no cost. Deposited shares represented by Common Stock certificates will be credited to your account. Thereafter, the shares are treated in the same manner as shares purchased through the Plan, giving you the options of reinvesting your dividends and selling your shares through the Plan.

Safekeeping is beneficial because you no longer bear the risk and cost associated with the loss, theft or destruction of stock certificates. Certificates will be issued only upon written request to the Plan Administrator. See “Issuance of Certificates” on page 16.

To use the safekeeping service, complete the tear-off section of your account statement or write a letter of instruction and send it, along with your stock certificates, to the Plan Administrator. We recommend that securities be sent by registered mail and insured for 3% of their value. Do not endorse the certificates or complete the assignment section.

Certificates deposited for safekeeping should be sent to:

Progress Energy Investor Plus Plan

c/o Computershare Trust Company, N.A.

P.O. Box 43078

Providence, RI 02940-3078

Gifts or Transfers of Shares

You can give or transfer shares from your Plan account to anyone you choose by:

●	making an initial cash investment of at least $250 to establish an account in the recipient’s name;
●	submitting an optional cash investment on behalf of an existing Plan participant in an amount not less than $50 nor more than $25,000;
●	transferring shares from your Plan account to the account of an existing Plan participant; or
●	transferring a whole number of shares from your account to a recipient outside the Plan.

You may transfer shares to the accounts of existing Plan participants or establish a new account. If your investments or transfers are made to an existing account, the dividends on the shares credited pursuant to such investments or transfers will be reinvested in accordance with the elections made on the existing account. New Plan participants may elect any of the dividend reinvestment options by completing an Enrollment Form. If you participate in dividend reinvestment and your request to transfer your shares is received after a dividend record date, the processing of your request may be held until after your account is credited with reinvested dividends. This holding period could be as long as four weeks.

When authorizing a transfer of shares, you must send written instructions to the Plan Administrator, and you must have your signature on the letter of instruction medallion guaranteed by a financial institution participating in the Medallion Signature Guarantee program. A Medallion Signature Guarantee is a special guarantee for securities that may be obtained through a financial institution such as a broker, bank, savings and loan association or credit union. The guarantee ensures that the individual requesting the stock transfer is in fact the owner of the applicable stock. Most banks and brokers participate in the Medallion Signature Guarantee Program.

If you need additional assistance regarding the transfer of your shares, please call the Plan Administrator at 1-866-290-4388. You may also find information and obtain forms on the Plan Administrator’s web site, www.computershare.com/investor.

Issuance of Certificates

At any time, you may obtain a certificate, free of charge, for all or a part of the whole shares of Common Stock in your account upon written request to the Plan Administrator.

Certificates will be issued for whole shares only. In the event your request involves a fractional share, a check for the value of the fractional share will be mailed to you. The value of the check for the fractional share will be based on then current market value of the fractional share, less any processing fee and sale fee. The Plan Administrator will issue the certificate within five business days of the receipt of your request.

Certificates will be issued in the name(s) in which the account is registered, unless otherwise instructed. If the certificate is to be issued in a name other than your Plan account registration, the signature on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Signature Guarantee program, as described under “Gifts or Transfers of Shares” above.

Pledging of Shares

You may not pledge shares of Common Stock held in your account as collateral. If you wish to pledge shares of Common Stock held in your account, you must request that certificates for those shares be issued. You can then deliver the certificates as collateral. See “Issuance of Certificates” above.

Statements of Account

If you participate in dividend reinvestment, the Plan Administrator will mail you a statement after each quarterly reinvestment showing all of your year-to-date transactions (shares, amounts invested, purchase prices) and other account information. For market order sales, the time of the sale will be provided. Supplemental statements or notices will be sent when you make an initial or optional cash investment or a deposit, transfer or withdrawal of shares.

If you do not participate in dividend reinvestment, the Plan Administrator will mail you a statement or notice confirming any transactions you make under the Plan. If you continue to be enrolled in the Plan, but have no transactions in a given year, you will not receive a statement. You may, however, request a statement of your account (under the Plan and its predecessor) from the Plan Administrator for the current year and for statements as far back as 1993 from the Plan Administrator at any time, free of charge. There will be a $15 per year charge for duplicate statements (under the Plan and its predecessor) for years prior to 1993. You may also obtain information about your account through the Investor Centre section of the Plan Administrator’s web site, www.computershare.com/investor.

Please retain your statements to establish the cost basis of shares purchased under the Plan for income tax and other purposes.

You should notify the Plan Administrator promptly of any change in address since all notices, statements and reports will be mailed to your address of record.

Summary of Participation Fees

Enrollment Fee for New Investors	No service charge
Reinvestment of Dividends	No service charge
Optional Cash Investments	No service charge
Returned Checks	$25 per check
Purchase of Shares
Open Market	Processing fee of approximately $0.035 per share
Original Issue	No processing fee
Sale of Shares
Batch Order	Processing fee of approximately $0.035 per share
Market Order	$25 sale fee plus a processing fee of approximately $0.035 per share
Gift or Transfer of Shares	No service charge
“Safekeeping” of Stock in Book-Entry Form	No service charge
Certificate Issuance	No service charge
Duplicate Statements of Account
Current year back to 1993	No service charge
Prior to 1993	$15 per year

The Plan Administrator will deduct the applicable fees from the funds for investment or proceeds from a sale. For more details concerning fees, see “Enrollment,” “Purchase of Shares,” “Sale of Shares” and “Statements of Account” on pages 8, 13, 14 and 16, respectively. All processing fees include the applicable brokerage commissions that the Plan Administrator is required to pay.

Termination of Participation

You may terminate your participation in the Plan at any time by either calling or delivering written instructions to the Plan Administrator. Your request must be signed by all registered holders listed on the account and received at least three days prior to the dividend record date. If your request to stop dividend reinvestment is received after that date, then the dividends related to that record date may be reinvested and the shares will be added to your Plan account. Your account may not be terminated until after it is credited with the shares resulting from the pending dividend reinvestment. Upon termination, you must elect either to receive the number of whole shares held in your account and a check for the value of any fractional share, or to have all of the shares in your account sold for you as described under “Sale of Shares” on page 14.  If you elect to receive a check for the value of the fractional share, that payment will be based on then current market value of the fractional share, less any processing fee and sale fee. If you elect to receive the shares, they will be credited to an account of your designation in book-entry form (i.e., uncertificated) unless you request a certificate. The Plan Administrator will send your stock certificates and/or proceeds to you as soon as practicable.

Death of a Plan Participant

If a Plan participant dies or becomes legally incapacitated, the Plan Administrator must be notified. If the notice is received at least 30 days prior to the quarterly dividend payment date, no more purchases will be made and the account will be closed. If the notice is received later than 30 days prior to the quarterly dividend payment date, the dividends for that period will be reinvested and then the account will be closed. The legal representative of the participant should contact the Plan Administrator for specific information.

Other Information About the Plan

Stock Splits, Stock Dividends and Other Distributions. In the event dividends are paid in Common Stock, or if Common Stock is distributed in connection with any stock split or similar transaction, each account balance will be adjusted to reflect the receipt of the Common Stock paid or distributed. You will receive a statement indicating the number of shares or dividends earned as a result of the transaction.

Voting of Shares. In accordance with the “notice and access” rule adopted by the SEC, we make our proxy materials available to our shareholders on the Internet, and mail to our registered and beneficial holders a “Notice of Internet Availability of Proxy Materials” containing instructions on how to access proxy materials and how to vote on the Internet and by telephone.

Shareholder Communications. In addition to annual proxy materials, Plan participants will also receive all communications sent to holders of our Common Stock. Plan participants can also obtain current financial and other information about us by dialing (919) 546-3014 or by visiting the Investors section of our web site at

www.progress-energy.com.

Liability of the Plan Administrator, the Independent Agent and Progress Energy, Inc. Neither we, the Plan Administrator nor the Independent Agent will be liable for any act performed in good faith or for any good faith omission to act. This includes, without limitation, any claims of liability for (1) failure to terminate an account upon the death of a participant prior to receiving written notice of such death, along with a request to terminate participation from a qualified representative of the deceased; (2) purchase or sale prices reflected in a participant’s Plan account or the dates of purchases or sales of a participant’s Plan shares; or (3) any fluctuation in the market value after purchase or sale of shares.

Plan Modification or Termination. We reserve the right to suspend, modify or terminate the Plan at anytime. You will receive notice of any such suspension, modification or termination. We and the Plan Administrator also reserve the right to change any administrative procedures of the Plan.

Change of Eligibility; Termination. We reserve the right to deny, suspend or terminate participation by a Plan participant who is using the Plan for purposes inconsistent with the intended purpose of the Plan. In such event, the Plan Administrator will notify you in writing and will continue to maintain your shares in book-entry form but will no longer accept optional cash investments or reinvest your dividends. The Plan Administrator will issue a certificate to you upon written request.

Multiple Accounts. We reserve the right to aggregate all optional investments for Plan participants with more than one account using the same name, address or social security or taxpayer identification number. We may also aggregate Plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership. In the event that we exercise our rights to aggregate investments and the result would be an investment in excess of $25,000 per month without a Request for Waiver approved by us, the amount in excess of $25,000 will be returned, without interest, as promptly as practicable.

Transfer Agent and Registrar. Computershare presently acts as transfer agent and registrar for our Common Stock. We reserve the right to terminate the agent and appoint another agent or administer the Plan ourselves. All participants will receive notice of any such change.

No Profit or Dividends Assured. We cannot assure you of a profit or protect you against a loss on shares of our Common Stock that you purchase or sell under the Plan. The payment of dividends is at the discretion of our board of directors and will depend upon future earnings, our financial condition and other factors. There can be no assurance as to the declaration or payment of any dividend on our Common Stock.

Interpretation of the Plan. Our officers are authorized to take any actions that are consistent with the Plan’s terms and conditions. We reserve the right to interpret and regulate the Plan as we deem necessary or desirable in connection with the Plan’s operations.

U.S. FEDERAL INCOME TAX INFORMATION

You are advised to consult your own advisor regarding the U.S. federal income tax consequences of participation in the Plan. The following summary of certain U.S. federal income tax consequences is not a comprehensive summary of all tax considerations that may be relevant to a Plan participant and is for general information only.

Your dividends reinvested under the Plan will be taxable for U.S. federal income tax purposes just as if you actually received them in cash. You will receive from the Plan Administrator an Internal Revenue Service Form 1099-DIV indicating the amount of dividends paid to you during the year, whether or not they are reinvested, shortly after the end of the year.

If you make optional cash investments that are subject to a waiver discount, you may be treated as receiving a dividend distribution equal to the discount. The tax treatment of a waiver discount is unclear, and you should consult your tax advisor to determine how you should treat a waiver discount for tax purposes.

You will not realize a gain or loss for U.S. federal income tax purposes on the transfer of shares to the Plan or the withdrawal of whole shares from the Plan. You will, however, generally realize a gain or loss on the sale of any of your shares (including the receipt of cash for a fractional share) held in the Plan. The amount of gain or loss generally will be the difference between the amount you realize from the sale of the shares and your tax basis in those shares. Such gain or loss on the sale of whole or fractional shares will be long-term or short-term depending on your holding period for the shares. In order to determine the tax basis of your shares acquired through the Plan, you should retain all of your transaction statements.

Your tax basis in shares acquired through the Plan, whether with reinvested dividends or with cash payments, will generally equal the amount paid for the shares, including any brokerage fee or commission, plus, to the extent applicable, the amount of any dividend that you are treated as having received as a result of any waiver discount. Your holding period for shares acquired through the Plan will begin on the day after the date the shares are credited to your account.

Dividends on your shares and proceeds from the sale of shares held in the Plan generally will be subject to backup withholding tax (currently at a rate of 28%) unless you provide a properly completed IRS Form W-9 to us or to the Plan Administrator. If you have not provided an IRS Form W-9 to us or to the Plan Administrator, you may obtain one from the Plan Administrator. Only the amount of dividends net of any withholding tax will be available for reinvestment under the Plan. Any amount withheld as backup withholding tax will be allowable as a refund or credit against your U.S. federal income tax liability. Dividends paid on shares held in the Plan for participants who are non-resident aliens or non-U.S. corporations, partnerships or other entities generally are subject to a withholding tax (currently at a rate of 30%). The withholding tax may be reduced or eliminated by treaty between the U.S. and the country in which the Plan participant resides, if the participant provides appropriate documentation to claim the benefit of the treaty. Only the amount of dividends net of any withholding tax will be available for reinvestment under the Plan.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases shares of our Common Stock in the open market or in privately negotiated transactions with third parties, we will sell directly to the Plan Administrator the shares of our Common Stock acquired under the Plan. There are no processing fees in connection with the purchases of such newly issued shares of our Common Stock.

In connection with the administration of the Plan, we may be requested to approve investments made pursuant to Requests for Waiver by or on behalf of participants or other investors who may be engaged in the securities business.

Persons who acquire shares of our Common Stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, as amended, and may be considered to be underwriters within the meaning of the Securities Act of 1933, as amended. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our Common Stock so purchased. We may, however, accept investments made pursuant to Requests for Waiver by such persons.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions to benefit from any waiver discounts applicable to investments made pursuant to Requests for Waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our Common Stock.

Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our Common Stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

In connection with any investment in which the Plan Administrator purchases shares of our Common Stock on the open market or in privately negotiated transactions with third parties, you will pay your pro rata share of all processing fees. Upon withdrawal by a participant from the Plan by the sale of shares of our Common Stock held under the Plan, the participant will receive the proceeds of that sale less a processing fee and any applicable withholdings, transfer or other taxes.

Our Common Stock may not be available under the Plan in all states. We are not making an offer to sell our Common Stock in any jurisdiction where the offer or sale is not permitted.

EXPERTS

The consolidated financial statements and related consolidated financial statement schedule, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The legality of the offered securities will be passed upon for us by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

Estimated Total

Securities and Exchange Commission registration fee	$60,457
Counsel fees	$10,000*
Accountant fees	$17,000*
Miscellaneous (including printing)	$45,000*
Total	$132,457*

 *Amount estimated.

Item 15.	Indemnification of Directors and Officers

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act (the “NCBCA”) and the Articles of Incorporation and Bylaws of Progress Energy, Inc. (the “Company”) provide for indemnification of the Company directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended. The Company has insurance covering expenditures it might incur in connection with the lawful indemnification of its directors and officers for their liabilities and expenses. Officers and directors of the Company also have insurance which insures them against certain liabilities and expenses.

As authorized by the NCBCA, and to the fullest extent permitted by it, the Company’s Articles of Incorporation provide that a director will not be liable to the Company or to any Company shareholder for monetary damages arising from the director’s breach of his or her duties as a director.  Under the NCBCA, this limitation on liability for monetary damages does not apply with respect to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation, (ii) any liability for unlawful distributions or (iii) any transaction from which the director derived an improper personal benefit.

The NCBCA provides directors and officers with a right to indemnification relating to official conduct when the director or officer has been wholly successful in defense of a claim. In addition, a director or officer without the right to indemnification may apply to a court for an order requiring the corporation to indemnify the director or officer in a particular case.

The NCBCA permits a company to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if such person: (i) conducted himself in good faith; and (ii) reasonably believed (A) in the case of conduct in his official capacity, that his conduct was in the company’s best interests; (B) in all other cases, that his conduct was at least not opposed to the company’s best interests; and (C) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.  However, the NCBCA does not permit indemnification against (i) any transaction from which the director derived an improper personal benefit or (ii) proceeding by or in the right of the company in which the director is adjudged liable to the corporation.  The Company’s Bylaws provide that any person who is or was a director or officer of the Company and any person who at the request of the Company serves or has served as an officer or director (or in any position of similar authority) of any other corporation or other enterprise, including as an individual trustee under any employee benefit plan, will be reimbursed and indemnified against liability and expenses incurred by that person in connection with any action, suit or proceeding arising out of that person’s status as a director or officer of the Company if that person’s acts or omissions were not known or believed by him or her to be clearly in conflict with the best interests of the Company.

Item 16.

Exhibits

Reference is made to the Index to Exhibits at page E-1, such Index to Exhibits being incorporated into this Item 16 by reference.

Item 17.

Undertakings

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Progress Energy, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on the 16th day of November, 2011.

PROGRESS ENERGY, INC.

By:	/s/ William D. Johnson

      William D. Johnson

     Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

Each director and/or officer of the issuer whose signature appears below hereby appoints Mark F. Mulhern, John R. McArthur, and David B. Fountain, and each of them severally, as his/her attorney-in-fact to sign in his/her name and on his/her behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ William D. Johnson William D. Johnson	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	November 16, 2011
/s/ Mark F. Mulhern Mark F. Mulhern	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 16, 2011
/s/ Jeffrey M. Stone Jeffrey M. Stone	Chief Accounting Officer and Controller (Principal Accounting Officer)	November 16, 2011
/s/ John D. Baker II John D. Baker II	Director	November 16, 2011
/s/ James E. Bostic, Jr. James E. Bostic, Jr.	Director	November 16, 2011
/s/ Harris E. DeLoach, Jr. Harris E. DeLoach, Jr.	Director	November 16, 2011
/s/ James B. Hyler, Jr. James B. Hyler, Jr.	Director	November 16, 2011

E-1

Signature	Title	Date
/s/ Robert W. Jones Robert W. Jones	Director	November 16, 2011
/s/ W. Steven Jones W. Steven Jones	Director	November 16, 2011
/s/ Melquiades R. Martinez Melquiades R. Martinez	Director	November 16, 2011
/s/ E. Marie McKee E. Marie McKee	Director	November 16, 2011
/s/ John H. Mullin, III John H. Mullin, III	Director	November 16, 2011
/s/ Charles W. Pryor, Jr. Charles W. Pryor, Jr.	Director	November 16, 2011
/s/ Carlos A. Saladrigas Carlos A. Saladrigas	Director	November 16, 2011
/s/ Theresa M. Stone Theresa M. Stone	Director	November 16, 2011
/s/ Alfred C. Tollison, Jr. Alfred C. Tollison, Jr.	Director	November 16, 2011

E-2

Exhibit Number	Description of Document
4.1

Amended and Restated Articles of Incorporation of Progress Energy, Inc. (f/k/a CP&L Energy, Inc.) dated June 15, 2000 (filed as Exhibit 3a(1) to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000, File No. 1-15929, and incorporated herein by reference)

4.2

Articles of Amendment to the Amended and Restated Articles of Incorporation of Progress Energy, Inc. (f/k/a CP&L Energy, Inc.) dated December 4, 2000 (filed as Exhibit 3b(1) to the Annual Report on Form 10-K for the year ended December 31, 2001, File No. 1-15929, and incorporated herein by reference)

4.3

Articles of Amendment to the Amended and Restated Articles of Incorporation of Progress Energy, Inc. (f/k/a CP&L Energy, Inc.) dated May 10, 2006 (filed as Exhibit 3A to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, File No. 1-15929, and incorporated herein by reference)

4.4

By-laws of Progress Energy, Inc. dated May 10, 2006 (filed as Exhibit 3B to the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, File No. 1-15929, and incorporated herein by reference)

5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. is contained in its opinion filed as Exhibit 5.1

24.1	Power of Attorney for Progress Energy, Inc. is contained on the signature page of this Registration Statement

E-3